Exhibit 99.6

Renewable Energy Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2014
(In thousands, except share and per share amounts)

	Renewable Energy Group, Inc.	Syntroleum Corporation	Dynamic Fuels, LLC	Adjustments/ Eliminations		Total
	(a)
Revenues:
Biodiesel	$1,273,406	$—	$154	$—		$1,273,560
Services	425	365	3	—		793
Total revenues	1,273,831	365	157	—		1,274,353
Cost of goods sold:
Biodiesel	1,113,052	—	10,368	(66)	(b)	1,123,354
Services	167	732	—	—		899
Total cost of goods sold	1,113,219	732	10,368	(66)		1,124,253
Gross profit (loss)	160,612	(367)	(10,211)	66		150,100
Selling, general and administrative	62,681	3,426	410	427	(c)	66,944
Research and development expense	12,424	—	—	—		12,424
Income (loss) from operations	85,507	(3,793)	(10,621)	(361)		70,732
Other income (expense), net:
Other income	7,293	(6,189)	79	5,539	(d)	6,722
Interest expense	(6,690)	—	(427)	—		(7,117)
	603	(6,189)	(348)	5,539		(395)
Income (loss) before taxes	86,110	(9,982)	(10,969)	5,178		70,337
Income tax expense	(3,572)	—	—	—		(3,572)
Net income (loss)	82,538	(9,982)	(10,969)	5,178		66,765
Less - Net loss attributable to noncontrolling interest	(73)	—	—	—		(73)
Net income (loss) attributable to the Company	82,611	(9,982)	(10,969)	5,178		66,838
Plus - Gain on redemption of preferred stock	378	—	—	—		378
Less - Effect of changes to preferred stock	(40)	—	—	—		(40)
Less - Effect of participating preferred stock	(91)	—	—	28	(e)	(63)
Less - Effect of participating share-based awards	(1,238)	—	—	271	(e)	(967)
Net income (loss) attributable to the company's common stockholders	$81,620	$(9,982)	$(10,969)	$5,477		$66,146
Net income (loss) per share attributable to common stockholders:
Basic	$2.00					$1.57
Diluted	$1.99					$1.56
Weighted average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	40,740,411					42,024,857
Diluted	40,749,913					42,214,359
See accompanying notes to the unaudited pro forma condensed consolidated statement of operations.

Exhibit 99.6

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands)
(Unaudited)
The unaudited pro forma condensed consolidated statement of operations includes the year ended December 31, 2014 financial information for Renewable Energy Group, Inc. (the “Company”) and the six month period from January 1, 2014 to June 30, 2014 financial information for Syntroleum Corporation (“Syntroleum”) and Dynamic Fuels, LLC (“Dynamic Fuels”). An unaudited pro forma condensed consolidated balance sheet as of December 31, 2014 has not been presented given the Company’s reported balance sheet as of December 31, 2014 set forth on its 2014 Annual Report on Form 10-K includes the balance sheet results of the transaction. For information regarding the consideration transferred and purchase price allocation related to this transaction, see Note 5 of the Company's Form 10-K as of December 31, 2014.
The following adjustments are included in the Company’s unaudited pro forma condensed consolidated statement of operations:
(a)The unaudited pro forma condensed consolidated statements of operations were prepared with the Company treated as the acquiring corporation for purposes of applying the acquisition method of accounting.

(b)Adjusted to reflect the change in carrying value of the fixed assets based upon the acquisition of Syntroleum and Dynamic Fuels. The carrying value of the depreciable fixed assets decreased $2,620 with an estimated weighted average useful life of 20 years. The amount of depreciation expense decreased $66 for the year ended December 31, 2014.

(c)The Company acquired $8,300 in renewable diesel technology with an estimated useful life of 20 years. The Company also acquired $600 in trademarks with an estimated useful life of two years. The total amount of amortization for these intangibles taken for the pro forma for the year ended December 31, 2014 was $427.

(d)Adjusted to reflect the elimination of the equity earnings (loss) allocated from Dynamic Fuels to Syntroleum as amounts represent intercompany transactions as follows:

For the year ended December 31, 2014:

Syntroleum	Dynamic Fuels	Total
$5,539	—	$5,539

(e)Adjusted to eliminate the effect of preferred stock and participating share based awards, respectively, on the Company's pro forma net income.